[IMPAX LOGO]

Company Contacts:                      Investor Relations Contacts:
IMPAX Laboratories, Inc.               Lippert/Heilshorn & Associates, Inc.
------------------------               ------------------------------------
Barry R. Edwards, Co-CEO               Kim Sutton Golodetz (kgolodetz@lhai.com)
(215) 289-2220, Ext. 1771              (212) 838-3777
Larry Hsu, Ph.D. President             Bruce Voss (bvoss@lhai.com)
(510) 476-2000, Ext. 1111              (310) 691-7100
Cornel C. Spiegler, CFO                www.lhai.com
(215) 289-2220, Ext. 1706              ------------
www.impaxlabs.com
-----------------



                 IMPAX REPORTS SECOND QUARTER FINANCIAL RESULTS

    Quarter Highlighted by Record Revenues and Operating Results Improvement


HAYWARD, Calif (July 28, 2003) - IMPAX Laboratories, Inc. (NASDAQ NM: IPXL) today reported financial results for the three months and six months ended June 30, 2003.

Revenues for the second quarter of 2003 were $14,067,000, up more than 173% compared with revenues of $5,145,000 in the prior year's second quarter, and up more than 23% over total revenues of $11,425,000 in the first quarter of 2003. The significant year-over-year increases came primarily on over-the-counter
(OTC) Loratadine and Pseudoephedrine Sulfate Extended Release 12-hour Tablets shipped to Schering-Plough and Wyeth during the second quarter of 2003; sales of Minocycline Hydrochloride Capsules launched in the third quarter of 2002; higher sales of Fludrocortisone Acetate Tablets, introduced at the end of the first quarter of 2002; higher Lipram sales; revenue from our strategic OTC agreements; and lower product returns.

The net loss for the 2003 second quarter was $2,284,000, or $(0.05) per share, compared with a net loss of $5,938,000, or $(0.13) per share, in the prior year second quarter. The net loss narrowed due to increased sales and improved plant capacity utilization.

For the six months ended June 30, 2003, the Company reported revenues of $25,492,000 compared with $8,577,000 in the comparable period of the previous year. The net loss for the first half of 2003 was $5,497,000 or $(0.11) per share. This compares with a net loss of $11,359,000 or $(0.24) per share for the first half of 2002.

Unrestricted cash, cash equivalents and short-term investments were $26.8 million at June 30, 2003, compared to $10.2 million at December 31, 2002. The increase in the cash balance was primarily due to the May 2003 $25 million private placement.

"The second quarter's results reflect the momentum we have been building in developing our products, moving them through the regulatory and legal pathways and then bringing them to market," said Barry R. Edwards, Co-Chief Executive Officer of IMPAX. "We are comfortable that we will be able to maintain this momentum going forward," Mr. Edwards continued.

IMPAX has 20 applications pending at the FDA, including three tentatively approved that address approximately $6.2 billion in U.S. branded product sales for the twelve months ended April 30, 2003. Fifteen of these filings were made under Paragraph IV of the Hatch-Waxman Amendments.

IMPAX Laboratories, Inc. is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of branded products. IMPAX markets its generic products through its Global Pharmaceuticals division and intends to market its branded products through the IMPAX Pharmaceuticals division. Additionally, where strategically appropriate, IMPAX has developed marketing partnerships to fully leverage its technology platform. IMPAX Laboratories is headquartered in Hayward, California, and has a full range of capabilities in its Hayward and Philadelphia facilities. For more information, please visit the Company's Web site at: www.impaxlabs.com.

As previously announced, the Company has scheduled a conference call to discuss this announcement beginning at 8:30 a.m. Eastern Time today. To participate in the call, a few minutes prior to the start time, please dial (888) 803-7396 in the U.S. or (706) 634-1052 for international callers. Those unable to participate are invited to listen to a recording of the call and Question and Answer session from 9:30 a.m. Eastern Time July 28, 2003 through 11:59 p.m. Eastern Time July 30, 2003, by dialing (800) 642-1687 in the U.S. or (706) 645-9291 for international callers, and entering reservation code 1824737. Alternatively, individuals may listen to the call by visiting the investor relations section of the Company's website at www.impaxlabs.com. To listen to the live call, please go to the website 15 minutes prior to its start to register, download, and install the necessary audio software. A recording of the call will be available for 14 days on the site beginning on July 28, 2003.


"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:
To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Impax's future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, Impax's ability to obtain sufficient capital to fund its operations, the difficulty of predicting FDA filings and approvals, consumer acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, Impax's ability to successfully develop and commercialize pharmaceutical products, Impax's reliance on key strategic alliances, the uncertainty of patent litigation, the availability of raw materials, the regulatory environment, dependence on patent and other protection for innovative products, exposure to product liability claims, fluctuations in operating results and other risks detailed from time to time in Impax's filings with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and Impax undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.


                               (Tables to follow)

                            IMPAX LABORATORIES, INC.
                            STATEMENTS OF OPERATIONS
             (dollars in thousands, except share and per share data)

                                                   Three Months Ended                       Six Months Ended
                                                        June 30,                                June 30,
                                             ----------------------------             -----------------------------
                                                 2003             2002                   2003               2002
                                                ------           ------                 ------             ------
Net sales                                    $   13,460        $    5,145             $   24,526         $    8,577

Other revenues                                      607                 0                    966                  0
                                             ----------        ----------             ----------         ----------

Total revenues                                   14,067             5,145                 25,492              8,577
                                             ----------        ----------             ----------         ----------

Cost of sales                                     9,321             3,982                 17,468              7,121
                                             ----------        ----------             ----------         ----------

Gross margin                                      4,746             1,163                  8,024              1,456

Research and development                          4,347             4,476                  8,102              7,366

Less:  Teva payments                                (22)             (138)                  (154)              (304)
                                             ----------        ----------             ----------         ----------

Research and development, net                     4,325             4,338                  7,948              7,062

Selling expenses                                    438               646                  1,006              1,304

General and administrative expenses               2,083             1,939                  4,205              4,109

Other operating income (expense), net                10                21                     21                 (9)
                                             ----------        ----------             ----------         ----------

Net loss from operations                         (2,090)           (5,739)                (5,114)           (11,028)

Interest income                                      70               167                    112                402

Interest expense                                   (264)             (366)                  (495)              (733)
                                             ----------        ----------             ----------         ----------

Net loss                                     $   (2,284)       $   (5,938)            $   (5,497)        $  (11,359)
                                             ==========        ==========             ==========         ==========

Net loss per share (basic and diluted)       $    (0.05)       $    (0.13)            $    (0.11)        $    (0.24)
                                             ==========        ==========             ==========         ==========

Weighted average
  common shares outstanding                  50,608,445        47,306,741             49,250,049         47,061,223
                                             ==========        ==========            ===========         ==========

                            IMPAX LABORATORIES, INC.
                             CONDENSED BALANCE SHEET
                                 (in thousands)

                                                                                  June 30,             December 31,
                                                                                    2003                  2002
                                                                                (unaudited)            (unaudited)
                                                                                -----------            ------------
ASSETS

Cash, cash equivalents and short-term investments                               $   26,793               $   10,219

Restricted cash (a)                                                                 10,000                   10,000

Accounts receivable, net                                                             8,584                    6,524

Inventory                                                                           15,042                   10,478

Property, plant and equipment, net                                                  36,600                   37,065

Goodwill and intangibles, net                                                       28,145                   28,337

Other assets                                                                         1,907                    1,780
                                                                                ----------               ----------

                              Total assets                                      $  127,071               $  104,403
                                                                                ----------               ----------



LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                                                             $    25,843              $   23,248

Long-term debt, net of current portion                                                9,394                   9,105

Refundable deposit (b)                                                               22,000                  22,000

Deferred revenues and other liabilities                                               2,737                   1,486

Mandatory redeemable convertible preferred stock                                      7,500                   7,500

Stockholders' equity                                                                 59,597                  41,064
                                                                                -----------              ----------

Total liabilities and stockholders' equity                                      $   127,071              $  104,403
                                                                                ===========              ==========




(a) Represents cash held as collateral for the $25 million revolving credit facility and term loan with Congress Financial.

(b) As of the date of this press release, we expect to pay the refundable deposit to Teva in IMPAX common stock.